Exhibit 99.1

Momentive Performance Materials Inc. Announces Management Changes

ALBANY, NEW YORK, January 12, 2009 - Momentive Performance Materials Inc. (“Momentive” or the “Company”) today announced that Anthony S. Colatrella was appointed the new Chief Financial Officer of the Company, its parent, Momentive Performance Materials Holdings Inc., and certain of its subsidiaries.

Since 2007, Mr. Colatrella has provided operational, financial and M&A consulting services, both domestically and abroad, to public and private equity clients. From 2005 to 2007, Mr. Colatrella served as Vice President and Chief Financial Officer of Paxar Corporation, a NYSE listed company. During his tenure, Mr. Colatrella helped lead the sale of Paxar to Avery Dennison Corporation for a purchase price of approximately $1.34 billion, which represented a 70% return to shareholders and created more than $500 million in shareholder value in two years. From 1997 to 2005, Mr. Colatrella held a number of financial and operating positions at The Scotts Miracle-Gro Company including Senior Vice President - Finance, North America and Senior Vice President and Corporate Controller. Prior to 1997, he spent 13 years in various financial and business development roles at United Technologies Corporation. Mr. Colatrella began his career in 1977 with Verizon Corporation.

In addition, Momentive announced the appointment of Steven Delarge as President & CEO of Silicones Americas and Shawn Williams as President & CEO of Global Sealants. Prior to these appointments, Mr. Delarge and Mr. Williams served as Momentive’s Chief Financial Officer and President & CEO of Silicones Americas, respectively.

Jonathan Rich, President and CEO of Momentive, stated, “We are pleased to announce these leadership changes, and are thrilled to have Tony Colatrella join the Momentive team. His experience is a terrific fit for Momentive. I am also excited for Steve and Shawn. After six years as CFO of Momentive and its predecessor business, Steve now has the opportunity to run an operating business and the move for Shawn enables him to lead an important global business.”

“I am excited to be joining Momentive at this important time in the Company’s history,” said Mr. Colatrella. “I believe my experience and background will enable me to build on Steve’s successes and I look forward to helping Jon and his leadership team drive profitable growth in the future.”

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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For further information: Momentive Performance Materials Inc.

Media Relations: John Scharf, +1-518-233-3893, john.scharf@momentive.com

Investor Relations: Peter Cholakis, +1-914-784-4871, peter.cholakis@momentive.com